Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and between David A. Baldini (“Baldini”) and Aerosonic Corporation (the “Company”).

WHEREAS, Baldini has been employed by the Company as its Chairman, President and Chief Executive Officer, pursuant to that certain Amended and Restated Employment Agreement by and between the Company and Baldini, dated as of November 28, 2005 (the “Employment Agreement”), which is attached hereto as Exhibit  A;

WHEREAS, effective November 16, 2007 Baldini had separated from service with the Company and pursuant to such separation Baldini has resigned from his position as a member and Chairman of the Board Directors of the Company (the “Board”) and from all other positions with the Company and its subsidiaries or affiliates; and

WHEREAS, Baldini and the Company desire to set forth the terms of Baldini’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Cessation of Employment. Baldini confirms the effectiveness of his separation from service with the Company as President and Chief Executive Officer of the Company, member and Chairman of the Board and from all other positions with the Company and its subsidiaries or affiliates (including, but not limited to, Avionics Specialties, Inc. and Op Technologies, Inc.) effective November 16, 2007.

2.          Effective Date. The effective date of this Agreement shall be the eighth day after Baldini signs this Agreement (the “Effective Date”). As of the Effective Date, if Baldini has not revoked this Agreement pursuant to Section 11 below, this Agreement shall be fully effective and enforceable.

3.	Severance and Benefits.

a.          Severance Pay. From November 16, 2007 (the “Separation Date”) through the eighteen (18)-month anniversary thereof (the “Severance Period”), Baldini shall be compensated by payment at his regular base salary rate in effect as of the Separation Date of this Agreement (provided, that this Agreement shall have been executed by the parties and not revoked by Baldini), payable in accordance with the normal payroll periods of the Company; provided, however, that the first severance payment made to Baldini pursuant to this Section 3(a) shall include any and all base salary not previously paid to Baldini for the period from the Separation Date through the Effective Date (provided, that this Agreement shall have been executed by the parties and not revoked by Baldini).

b.          Benefits. Through the twenty-eight (28)-month anniversary of the Separation Date (the “Benefit Period”), the Company shall continue to provide Baldini and his spouse health insurance at least as comprehensive as the health insurance provided to Baldini and his spouse immediately prior to the Separation Date (the “Continued Health Insurance”). In the event that during the Benefit Period Baldini obtains other employment which provides him health benefits comparable to the Continued Health Insurance, then the Continued Health Insurance shall cease at such time. The monthly premium cost to Baldini for the Continued Health Insurance shall be no greater than the monthly cost to Baldini for the Company-provided health insurance as in place immediately prior to the Separation Date. Notwithstanding the foregoing, Baldini’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall not in any way be diminished as a result of the foregoing.

c.          Outplacement Services; Legal Fees. In connection with Baldini’s search for a new position, the Company will pay for executive recruiting fees in an amount equal to one month of Baldini’s base salary, payable to Baldini within ten (10) days of the Effective Date. Baldini shall also be entitled to reimbursement of legal fees incurred in connection with the negotiation and review of this Agreement, such reimbursement of legal fees incurred by Baldini in connection with the negotiation and preparation of this Agreement not to exceed an aggregate of $5,000.

d.          PTO Reimbursement. Baldini hereby acknowledges and agrees that he has received full payment of his accrued, unused paid time off (“PTO”) as of the Separation Date and he is not entitled to any other PTO payment as of the date of his separation from service with the Company.

e.          Other Compensation. Baldini shall not be entitled to any other forms of compensation during the Severance Period except as provided herein. All payments shall be subject to applicable withholdings.

f.           Insurance Coverage. Nothing in this Agreement shall be interpreted to create or to waive any rights that Baldini may have to coverage under any insurance policy maintained by the Company for director’s and officer’s liability coverage.

g.          Stock Options. Notwithstanding anything to the contrary in any other agreement or arrangement, written or otherwise, Baldini will be permitted to exercise any stock options that may be vested as of the Separation Date, until the twelve (12) month anniversary of the Separation Date.

4.          Confidential Information and Trade Secrets. Baldini agrees to protect and hold in confidence all Trade Secrets (as defined below) and Confidential Information (as defined below) (collectively, “Company Information”) belonging to the Company that Baldini has received through or as a result of Baldini’s employment by the Company and to take no action that may cause any such information to lose its character as Company Information. Baldini shall neither disclose, divulge nor communicate to any third party any Trade Secrets belonging to the Company.

For purposes of this Section 4, “Confidential Information” means confidential data and confidential information relating to the Company’s business (which does not rise to the status of a Trade Secret) which has value to the Company and is not generally known to its competitors, including, but not limited to, Company pricing information, marketing information, revenue, customer preferences, customer lists, and other financial, marketing and sales information that would have value if disclosed to competitors. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company, (ii) has been independently developed and disclosed to the public by others, (iii) otherwise enters the public domain through lawful means, or (iv) was already known by the Baldini at the time of disclosure to him.

For purposes of this Section 4, “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers or customer preferences which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The provisions in this Agreement restricting the disclosure and use of Trade Secrets shall survive the execution of the Agreement and shall survive for so long as the respective information qualifies as a trade secret under applicable law.

5.          Non-Compete. Baldini agrees that through the eighteenth (18th) month anniversary of the Separation Date he will not, directly or indirectly, engage in or be concerned with or interested in, advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by, any business (whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer, beneficial or record owner (other than as a passive investor owning less than a 2% interest in a publicly held company)) which is competitive in any respect with any of the businesses of the Company and its subsidiaries as conducted as of the Separation Date or which is, directly or indirectly, engaged in the design, development, production, marketing or distribution of products of the nature designed, developed, produced marketed or distributed by the Company or any of its subsidiaries as of the Separation Date. If any of the foregoing provisions relating to the duration, business or geographic scope of this covenant shall be held to be more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision, shall be limited to the extent permitted by law. It is agreed that it would be impossible to fully compensate the Company for damages for breach of the obligations of Baldini hereunder. Accordingly, Baldini and the Company specifically agree that the Company and any of its affiliates or successors shall be entitled to temporary and permanent injunctive relief to enforce such obligations and that such relief may be granted without the necessity of proving actual damages.

6.          Acknowledgment and Incorporation of Continuing Post-Employment Restrictions. Baldini and the Company acknowledge that notwithstanding anything herein to the contrary, or that could be construed to the contrary, each shall remain bound by paragraphs 5, 11, 12 and 14 of the Employment Agreement, in accordance with their terms, which paragraphs are incorporated herein by reference. A copy of the Employment Agreement is attached as Exhibit  A.

7.          Non-disparagement. Baldini shall not disparage Company products, the Company, any subsidiary or affiliate, or any of Company’s directors, officers or employees. The Company agrees that neither the members of the Board nor its executive officers shall disparage Baldini.

8.          Severability. The provisions of this Agreement are severable, and if any part of them are found to be unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable.

9.	Complete Release.

a.          Release by Baldini. As a material inducement to the Company to enter into this Agreement, Baldini hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of the Company’s predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Company Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of any alleged contracts or violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance (all collectively hereinafter referred to as the “Claim” or “Claims”) and, including, without limitation, (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; and (7) the Employee Retirement Income Security Act (“ERISA”), which Baldini now has, owns or holds, or claims to have, own or hold, or which Baldini at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Company and the Company Releasees at any time up to and including the Effective Date of this Agreement.

b.           Release by the Company. As a material inducement to Baldini to enter into this Agreement, the Company and the Company Releasees hereby irrevocably and unconditionally release, acquit, and forever discharge Baldini and each of Baldini’s heirs, assigns, agents, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the “Baldini Releasees”), from any and all Claims which the Company and the Company Releasees now have, own or hold, or claim to have, own or hold, or which the Company or the Company Releasees at any time heretofore had owned or held, or claimed to have owned or held, against each or any of Baldini and the Baldini Releasees at any time up to and including the Effective Date of this Agreement.

10.	No Knowledge of Illegal Activity; Cooperation; No Further Employment.

a.           No Knowledge of Illegal Activity. Baldini acknowledges that he has no knowledge of any actions or inactions by any of the Company Releasees or by Baldini that he believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body (including, without limitation, any breach of fiduciary duty to the Company).

b.	Cooperation.

(i)        Baldini shall fully cooperate in the defense of any action brought by any third party against the Company that relates in any way to Baldini’s acts or omissions while employed by the Company or in the defense of any action brought by any third party relating to litigation pending against the Company as of the Separation Date.

(ii)        During the Severance Period, Baldini shall be reasonably available to respond to reasonable requests by the Company for information pertaining to or relating to matters which may be within the knowledge of Baldini; provided, however, that the activity per this Subsection (ii) shall not materially interfere with Baldini’s then-current professional activities. The Company agrees to indemnify, defend and hold harmless Baldini against any liability incurred by, or claims made against, Baldini within the course and scope of activity performed per this Subsection (ii). Baldini’s performance of any activity per this Subsection (ii) shall never be greater than 20 percent of the average level of services performed by Baldini during the immediately preceding 36-month period, per the guidance on separation from service in Treasury Regulation Section 1.409A-1(h)(ii).

(iii)      The Company shall reimburse Baldini for all reasonable expenses incurred in the performance of activity performed per this Subsection (b) in accordance with the Company’s expense reimbursement guidelines.

c.           No Further Employment. Baldini understands and agrees that he is not entitled to any further or future employment with the Company or further or future compensation and/or payments of any kind from the Company other than those specifically provided for under this Agreement. Baldini warrants and represents that he shall not hereafter reapply for or otherwise seek any position of employment with the Company and he shall not institute or participate in any claim, action, lawsuit or proceeding against the Company for any failure to employ or re-employ him after the Effective Date.

11.        Age Discrimination in Employment Act. Baldini hereby acknowledges and agrees that this Agreement and the separation of service of Baldini’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the release set forth in Section 9 hereof shall be applicable, without limitation, to any claims brought under these Acts. Baldini further acknowledges and agrees that:

a.        The release given by Baldini in this Agreement is given solely in exchange for the consideration set forth in Section 3 of this Agreement and such consideration is in addition to anything of value which Baldini was entitled to receive prior to entering into this Agreement;

b.         By entering into this Agreement, Baldini does not waive rights or claims that may arise after the date this Agreement is executed;

c.         Baldini has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Baldini be so advised in writing;

d.         Baldini has been offered twenty-one (21) days from receipt of this Agreement within which to consider the terms of this Agreement; and

e.         For a period of seven (7) days following Baldini’s execution of this Agreement, Baldini may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

12.        No Other Representations. Baldini represents and acknowledges that in executing this Agreement, Baldini does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Company Releasees or by any of the Company Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Agreement or otherwise.

13.        Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties, except as to paragraphs 5, 11, 12 and 14 of the Employment Agreement attached as Exhibit  A.

14.        Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Baldini but shall be freely assignable by the Company.

15.        Knowledgeable Decision by Baldini. Baldini represents and warrants that he has read all the terms of this Agreement. Baldini understands the terms of this Agreement and understands that this Agreement releases forever the Company from any legal action arising from Baldini’s relationship with the Company. Baldini is signing and delivering this Agreement of his own free will in exchange for the consideration to be given to Baldini, which Baldini acknowledges and agrees is adequate and satisfactory.

16.        Full and Careful Consideration. Baldini may take up to twenty-one (21) days to decide whether Baldini wants to accept and sign this Agreement. Also, if Baldini signs this Agreement, Baldini will have an additional seven (7) days after signing to revoke this Agreement. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the revocation period has expired. Again, Baldini is free, and encouraged, to discuss the contents and advisability of signing this Agreement with an attorney.

17.        Return of Company Materials and Property. Baldini understands and agrees that, as of the Separation Date, Baldini will return to the Company all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, vehicles, and any other equipment and other documents or information, whether in electronic or some other form, and all other physical or personal property that Baldini received from the Company and/or that he used in the course of his employment with the Company and that are the property of the Company or its customers.

18.        Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be construed and interpreted in accordance therewith. Notwithstanding the preceding, the Company shall not be liable to Baldini or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over this matter determines for any reason that any payments under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

19.        Delay of Payment. Notwithstanding any other provision of this Agreement, if Baldini is a “specified employee” within the meaning of Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, no payments (which are not otherwise exempt) may be made hereunder before the date which is six months after Baldini’s separation from service or, if earlier, his death. Any amounts which would have otherwise been required to be paid during such six months, or if earlier, until Baldini’s death shall be paid to Baldini in one lump sum cash payment as soon as administratively practical after the date which is six (6) months after Baldini’s separation from service or, if earlier, after Baldini’s death. Any other payments scheduled to be made under this Agreement shall be made and provided at the times otherwise designated in this Agreement disregarding the delay of payment for the payments described above. Additionally, notwithstanding any other provision of this Agreement, Baldini will only be entitled to receive payment on separation from service with the Company when the separation qualifies as a “separation from service” within the meaning of Section 409A of the Code. The Company and Baldini acknowledge that the severance pay provided in this Agreement does not exceed the limit described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A).

20.        Venue. Baldini agrees that, at the option of the Company, any action brought to enforce or to test the enforceability of any provision of this Agreement, may be brought in either the United States District Court for the Middle District of Florida, or the Circuit Court of Pinellas County, Florida. Baldini hereby voluntarily consents to personal jurisdiction in the State of Florida and waives any right he may otherwise have to contest the assertion of jurisdiction over him in Florida.

21.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

[Signatures on next page]

January 2, 2008	/s/ David A. Baldini
Date	David A. Baldini
January 2, 2008	AEROSONIC CORPORATION
Date	/s/ P. Mark Perkins
By: P. Mark Perkins Its: Interim President and CEO

Exhibit “A”

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement"), made this 28 th day of November, 2005, by and between Aerosonic Corporation, a Delaware corporation (the "Company"), and David A. Baldini (the "Employee") residing at 595 Glengarry Court, Earlysville, Virginia 22936.

WHEREAS, the Company and the Employee entered into an employment agreement dated May 14, 2003 (the "Original Agreement").

WHEREAS , the Company wishes to amend and restate the Original Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE , for these and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.

Employment of Employee.  On the terms and conditions hereinafter set forth, the Company hereby employs the Employee as Chairman, President and Chief Executive Officer and the Employee hereby accepts such employment.

2.

Duration of Employment.  Employment of the Employee by the Company hereunder shall commence at the date of the consummation of the Agreement and shall continue for a period of three years from such date.  This Agreement shall be renewed automatically for one additional year on the first anniversary of the commencement of the Term and on each subsequent anniversary thereafter, unless earlier terminated pursuant to the provisions of paragraph 8 hereof, or unless either party provides the other with a notice of termination at least 180 days prior to such anniversary date. (As used in this Agreement, "Term" shall mean the initial term and any renewal term of this Agreement).

3.

Duties of Employee.   The Employee shall serve the Company well and faithfully and shall, at all times, use his best efforts to promote the interest thereof and during the term of his employment hereunder shall devote his full business time and energies to the Company and its subsidiaries.  The Employee shall comply with all lawful requests and directions given to him by the Board of Directors of the Company (the "Directors") consistent with this position set forth in paragraph 1 and shall supply the Directors with such information and reports as the Directors may from time to time reasonably request.

4.

Place of Employment.  Except with his consent, the Employee shall not be required to perform duties which require his principal office or residence be maintained outside 1212 North Hercules Avenue, Clearwater, FL 33765; provided, however, that, in the discharge of his responsibilities hereunder, the Employee agrees to travel on business for reasonable time periods commensurate with his duties.  The Employee shall be reimbursed for such travel in accordance with the Company's policy in respect thereof.  All other out-of-pocket expenses incurred in connection with the Employee's duties under this agreement shall be reimbursed in accordance with the Company's policy in respect thereof.

5.

Confidential information.  The Employee shall not disclose the private affairs of the Company, or any subsidiary or affiliate of the Company, to any person other than such persons as the Directors or Management may direct or for the Company's purposes, and shall not use for his own purpose or for any purpose other than those of the Company, its subsidiaries or affiliates any information of a confidential nature in relation to the business of the Company or any subsidiary or affiliate of the Company they may have or acquire.

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6.

Compensation of Employee.  During the term of employment provided for herein, the Employee shall be paid a minimum annual salary of $ 197,600 in U.S. dollars ("Base Salary"), which salary shall be paid to the Employee in equal biweekly installments in arrears.  Any increases in the Base Salary will be recommended by the Compensation Committee and approved by the Board of Directors.

7.

Benefits and Future Bonuses.  During the term of this agreement, Employee shall be entitled to participate in and shall receive such benefits from the Company as are afforded comparable executive employees subject to benefit plan restrictions and Company policy as it may be in effect from time to time.  All bonuses and stock options will be recommended by the Compensation Committee and approved by the Board of Directors.

8.

Termination of Employment.  The Employee's employment under this agreement shall terminate upon the death of the Employee and may be terminated by the Company at its option, by notice in writing to the Employee at least thirty (30) days prior to said termination, upon the occurrence of any of the following events:

8.1	the physical or mental disability of the Employee, as defined below;
8.2	the material breach by the Employee of any material provision of this agreement, which breach (if capable of being cured) is not cured within thirty (30) days of notice of such breach;
8.3

a good faith determination by the Directors that the Employee has commenced willful misconduct, failure to follow Company policy or a direct and legal direction from management, or a material breach of generally accepted industry standards that materially affects the Company or its public image, or constitutes a material dereliction of duty. However, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Directors with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company; or

8.4	a determination by the Directors that the Employee should be discharged for any other reason, with or without cause.

Upon termination of the Employee's employment under this Agreement, neither the Company nor the Employee shall have any further duties or obligations hereunder except that (I) the Employee shall continue to be bound in all respects by his obligations concerning confidential information pursuant to paragraph 5 hereof, (II) upon such termination (i) by reason of death or pursuant to subparagraphs (a)-(c) of this paragraph 8, the Company shall pay the Employee's Base Salary prorated through the date of termination and (ii) upon such termination by reason of death or physical or mental disability of the Employee, the Company shall pay the Employee's bonus, if any, for the twelve-month period in which such termination occurs (calculated and payable in accordance with paragraph 7 hereof) prorated for the number of days in that year up to the date of death or date of termination for physical and mental disability (all payments owing to the Employee under the immediately preceding clauses (i) and (ii) of this paragraph 8 shall, in the event of termination by death, be paid to the estate of the Employee) and (iii) in the event that the Employee is terminated pursuant to subparagraph (d) of this paragraph 8, the Employee shall continue to be bound in all respects by his obligation under paragraph 9 hereof for a period of three (3) years from the date of such termination and the Company shall, during the remainder of the three year term specified in paragraph 2 hereof, continue to pay the Employee's Base Salary pursuant to paragraph 6 hereof and provide the Employee with the benefits and future bonuses provided for pursuant to paragraph 7 hereof so long as the Employee shall not be materially in breach of such obligation.

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For purposes of this paragraph 8, the Employee shall be deemed to have suffered a physical or mental disability if (x) he shall fail because of a perceived mental or physical disability to perform the services required hereunder to the reasonable satisfaction of the Directors for a period of three consecutive months or for a period of six months during any twelve-month period or (y) if a physician selected by the Company, after examining the Employee, shall determine that the Employee has suffered a physical or mental disability that will prevent him from performing the services required hereunder for a period of four consecutive months or for a period of six months during a twelve-month period.  The Employee may, at his own expense, select another physician to conduct a further examination of the Employee.  In the event that the opinion of the physician selected by the Employee differs from the opinion of the physician selected by the Company, then such physicians shall mutually agree upon a third physician whose opinion shall be binding upon the parties.  In the event that it is finally determined, pursuant to the examination by such third physician, that the Employee is not suffering such a physical or mental disability, the Employee shall not be terminated pursuant to the immediately preceding clause (y) of this paragraph 8.

In the event that the Employee receives or realizes any amounts in connection with long-term disability insurance (the premiums for which were paid by the Company, or any affiliates thereof), those amounts shall be deducted from any Base Salary payable to the Employee for that period.  The Company agrees that it shall not exercise its right to terminate this agreement as a result of the Employee's disability so as to deprive the Employee of any benefits which would otherwise become payable to the Employee under any disability insurance policy or salary continuation plan then maintained by the Company.

9.	Termination Due to Change in Control .
9.1

Employee may terminate Employee's employment for any reason due to a Change in Control (as herein defined) or during the eighteen-month period following a Change in Control if the successor entity following a Change in Control (A) causes any material change in the terms of Employee's employment as set forth in this Agreement or (B) reassigns the Employee’s principal place of employment in excess of 25 miles from the principal place of Employee’s employment.

9.2	For purposes of this Agreement "Change in Control" shall mean:
(i)

any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 ( the "Exchange Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

(ii)

the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

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9.3

In the event of a termination due to a Change in Control, the Company shall pay to the Employee, as severance pay, an amount equal to the Employee's Base Salary at the current level at the time of termination for the remainder of the Term (including any extension),  either (i) in a lump sum no later than fifteen (15) days following termination, or (ii) in equal monthly installments, in the sole discretion of the Employee.

10.	Non-Competition.
10.1

The Employee agrees that from and after the date hereof and ending on the third anniversary of the termination date of the Employee's employment hereunder he will not, directly or indirectly, engage in or be concerned with or interested in, advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by, any business (whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer, beneficial or record owner (other than as a passive investor owning less than a 2% interest in a publicly held company)) which is competitive in any respect with any of the businesses of the Company and its subsidiaries as conducted as of the date the Employee's employment is terminated hereunder or which is, directly or indirectly, engaged in the design, development, production, marketing or distribution of products of the nature designed, developed, produced marketed or distributed by the Company or any of its subsidiaries as of the date of the Employee's employment is terminated hereunder.  In the event that this agreement is assigned to any entity other than a subsidiary of the Company, this non-competition clause shall refer to the businesses of the Company and its subsidiaries and not those of the assignee as of the date of any such assignment.

10.2

If any of the foregoing provisions relating to the duration, business or geographic scope of this covenant shall be held to be more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision, shall be limited to the extent permitted by law.

10.3

It is agreed that it would be impossible to fully compensate the Company for damages for breach of the obligations of the Employee hereunder.  Accordingly, the Employee and the Company specifically agree that the Company and any of its affiliates or successors shall be entitled to temporary and permanent injunctive relief to enforce such obligations and that such relief may be granted without the necessity of proving actual damages.

11.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to its choice of law provisions.
12.

Indemnification.   To the fullest extent allowed by law, the Company shall defend and indemnify the Employee for all acts committed while in the course and scope of his position as a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of the Employee while an officer or director or by reason of the fact that the Employee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Employee in connection with such action, suit or proceeding if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company.

13.

Entire Agreement; Waiver .  This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and there are no terms relating to the subject matter hereof other than those contained in this agreement.  No variation hereof shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by writing signed by the parties hereto.  No waiver by

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either party of any provision or condition of the Agreement to be performed by the Employee or it shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or any prior or subsequent time.

14.

Severability.  Each provision of this agreement is intended to be severable from the others so that if any provision or term hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof.

15.

Assignment.  This agreement may not be assigned without prior written consent of the parties hereto, except that the Company may assign this agreement:  (i) to any of the Company's divisions, subsidiaries or affiliates or (ii) upon the Employee's prior consent, which consent shall not be unreasonably withheld, to any assignee, licensee or purchaser of the Company.

16.

Notices.  Any notice or other communication given or rendered hereunder by either party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Company, addressed to the Company at 1212 N. Hercules Avenue, Clearwater, FL 33765, Attention:  David A. Baldini or his designee, and if to the Employee, addressed to the Employee at his residence address as set forth above.

17.	Captions. The paragraph captions are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this agreement or the intent of any provision hereof.

IN WITNESS WHEREOF , this Agreement has been executed by the parties hereto as of the date first above written.

Employee:

/s/  David A. Baldini

Name: David A. Baldini

Company: Aerosonic Corporation

/s/  Gary E. Colbert

Name: Gary E. Colbert

Executive Vice President and Chief Financial Officer

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